Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS	INVESTOR RELATIONS
Amy Bass	Jan Watson
Director of Corporate Communications	Secretary – Treasurer
417-625-5114	(417) 625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

DECLARATION OF DIVIDENDS, EARNINGS REPORT AND

APPOINTMENT OF NEW DIRECTOR

JOPLIN, MO, July 22, 2004 – The Empire District Electric Company (NYSE: EDE) At the Board of Directors meeting held today, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable September 15, 2004, to holders of record as of September 1, 2004.

The Company reported earnings for the second quarter of 2004 of $2.0 million, or $0.08 per share, as compared to earnings in the same quarter of 2003 of $2.7 million, or $0.12 per share.

Revenues increased $2.7 million, or $0.08 per share, during the second quarter of 2004 as compared to the second quarter of 2003 primarily due to more favorable weather and continued customer growth.  This was partially offset by a reduction in off-system sales for the quarter as compared to the same quarter in 2003.

Earnings declined for the second quarter of 2004 as compared to the same quarter in 2003 predominately due to a $2.2 million increase in total fuel and purchased power costs.  This increase, which reduced earnings by $0.06 per share, was primarily due to increased generation from our plants due to greater availability of the units, higher prices for the natural gas we burned in our gas-fired units and a smaller net gain from our natural gas derivative contracts. We are unable to recover in rates most of the increase in fuel costs due to the lack of a fuel adjustment provision in Missouri.

Increased costs for maintenance and repairs, depreciation, and property taxes also reduced earnings for the second quarter of 2004 as compared to the second quarter of 2003.  A decrease in interest expense had a positive effect on earnings for the quarter.

The Company reported earnings for the twelve months ended June 30, 2004 of $24.6 million, or $1.02 per share (basic) and $1.01 per share (diluted).  This compared to earnings of $30.3 million, or $1.34 per share (basic and diluted), for the twelve months ended June 30, 2003.

Revenues increased $5.3 million, or $0.15 per share, for the twelve months ended June 30, 2004 as compared to the twelve months ended June 30, 2003, primarily due to rate increases and continued customer growth, offset by less favorable weather during much of the period and a significant decrease in off-systems sales.

A $6.0 million increase in total fuel and purchased power costs for the twelve months ended June 30, 2004 as compared to the same period in 2003 greatly contributed to the reduction in earnings for the period.  This increase, which was comprised of a $20.0 million increase in fuel costs offset by a $14.0 million reduction in purchased power costs, reduced earnings by $0.17 per share.  The increase in total fuel and purchased power costs was due to the factors discussed in the quarterly results above as well as a $1.0 million payment expensed in the

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THE EMPIRE DISTRICT ELECTRIC COMPANY  •· 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100
• FAX: 417-625-5169 • www.empiredistrict.com

third quarter of 2003 in settlement of a fuel contract dispute with Enron and the non-renewal of short-term contracts for firm energy that ran from January 2002 through June 2003.

Increases in depreciation, property taxes, pension expense and health care expense also reduced earnings for the twelve months ended June 30, 2004 as compared to the same period in 2003.  Decreases in interest expense and maintenance and repairs expense had a positive impact on earnings.

Dilution from the sale of 2,300,000 shares of common stock also contributed to a reduction in earnings per share for the quarter and twelve months ended June 30, 2004 compared to the same periods ended June 30, 2003.

At today’s meeting, Mr. Bill D. Helton of Amarillo, Texas was appointed as a Class III Director of the Company effective August 1, 2004.  Mr. Helton is the retired Chairman and CEO of New Century Energies.  He began his career with Southwestern Public Service Company in 1957 working his way up from apprentice lineman and holding the positions of Design Engineer, Director of Financial Services, Financial Vice President and CFO, Vice President of Corporate Services, Executive Vice President, Chief Operating Officer and CEO/Chairman of the Board.  Following the merger of Southwestern Public Service Company with Public Service Company of Colorado in 1997, Mr. Helton assumed the role of Chairman and CEO of the merged company, New Century Energies.  He retired in 2000 becoming Chairman Emeritus, when New Century Energies merged with Northern States Power to become Excel Energy.  Mr. Helton will stand for election at the Company’s Annual Meeting in April 2005.

Bill Gipson, President and CEO, will host a conference call tomorrow morning, July 23, 2004, at 10:00 a.m. EDT to discuss the earnings for the second quarter and twelve months ended June 30, 2004.  To access the conference call, parties should dial 1-800-946-0742 any time after 9:45 a.m. EDT. The presentation can also be accessed from Empire’s website at www.empiredistrict.com.  Forward looking and other material information may be discussed during the conference call.

THE EMPIRE DISTRICT ELECTRIC COMPANY

FINANCIAL HIGHLIGHTS

	Quarter Ended June 30		Twelve Months Ended June 30
	2004	2003	2004	2003
Operating Revenues	$77,303,000	$74,603,000	$328,531,000	$323,210,000
Net Income	$1,957,000	$2,662,000	$24,555,000	$30,342,000
Weighted Average Number of Common Shares Outstanding - Basic	25,408,592	22,728,088	24,177,053	22,580,923
Weighted Average Number of Common Shares Outstanding - Diluted	25,455,030	22,732,875	24,228,183	22,581,228
Basic Earnings per Weighted Average Share of Common Stock	$0.08	$0.12	$1.02	$1.34
Diluted Earnings per Weighted Average Share of Common Stock	$0.08	$0.12	$1.01	$1.34

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, utility industry technical training, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.